Exhibit 99.1

For Immediate Release	Contacts: Jim Gattoni (CEO)
Jim Todd (CFO)
Landstar System, Inc.
www.landstar.com
July 20, 2022	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD SECOND QUARTER

REVENUE OF $1.975B AND DILUTED EARNINGS PER SHARE OF $3.05

Jacksonville, FL—Landstar System, Inc. (NASDAQ: LSTR) reported revenue of $1.975 billion in the 2022 second quarter, a 26 percent increase over revenue of $1.571 billion in the 2021 second quarter; quarterly net income of $112.6 million, an increase of 22 percent over net income of $92.3 million in the 2021 second quarter; and quarterly diluted earnings per share (“DEPS”) of $3.05, an increase of 27 percent compared to $2.40 in the 2021 second quarter. 2022 second quarter revenue, net income and DEPS each established new all-time second quarter records for Landstar.

Gross profit in the 2022 second quarter was $208.1 million, a second quarter record and 19 percent above 2021 second quarter gross profit of $174.8 million. Variable contribution (defined as revenue less the cost of purchased transportation and commissions to agents) in the 2022 second quarter also reached a second quarter record of $267.5 million, 21 percent above 2021 second quarter variable contribution of $220.8 million. A reconciliation of gross profit to variable contribution and gross profit margin to variable contribution margin for the 2022 and 2021 second quarters and year-to-date periods is provided in the Company’s accompanying financial disclosures.

Trailing twelve month return on average shareholders’ equity was 52 percent and return on invested capital, representing net income divided by the sum of average equity plus average debt, was 46 percent. Landstar continues to return significant amounts of capital to stockholders through the Company’s stock purchase program and dividends. During the 2022 second quarter, Landstar purchased approximately 703,000 shares of its

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common stock at an aggregate cost of $103.3 million, bringing the total number of common shares purchased during the twenty-six weeks ended June 25, 2022 to 1,397,000 shares at an aggregate cost of approximately $212.6 million. The Company is currently authorized to purchase up to an additional 1,603,239 shares of the Company’s common stock under its previously announced share purchase program.

Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.30 per share payable on August 26, 2022, to stockholders of record as of the close of business on August 8, 2022. This quarterly dividend includes a $0.05 per share increase, or 20 percent, over the amount of the Company’s regular quarterly dividend declared following each of the prior four quarters. The $0.05 per share increase is the largest increase in the Company’s regularly scheduled quarterly dividend in the Company’s history. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

Also, as previously disclosed in a Form 8-K filed with the SEC on July 8, 2022, Landstar entered into a Second Amended and Restated Credit Agreement, dated July 1, 2022, with a bank syndicate led by J.P. Morgan Chase that, among other things, extended the termination date of the credit facility to July 2027, and increased the size of the facility from $250 million to $300 million (with an “accordion” feature providing for possible increase up to an aggregate amount of $600 million). As of June 25, 2022, Landstar had no outstanding borrowings under its revolving credit facility.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2022 second quarter was $1,747.2 million, or 88 percent of revenue, compared to $1,444.2 million, or 92 percent of revenue, in the 2021 second quarter. Truckload transportation revenue hauled via van equipment in the 2022 second quarter was $1,026.9 million, compared to $854.5 million in the 2021 second quarter, an increase of 20 percent. Truckload transportation revenue hauled via unsided/platform equipment in the 2022 second quarter was $474.3 million, compared to $391.9 million in the 2021 second quarter, an increase of 21 percent. Revenue from other truck transportation, which is largely related to power-only services, in the 2022 second quarter was $209.1 million, compared to $168.7 million in the 2021 second quarter, an increase of 24 percent. Revenue hauled by rail, air and ocean cargo carriers was $202.3 million, or 10 percent of revenue, in the 2022 second quarter, compared to $104.6 million, or 7 percent of revenue, in the 2021 second quarter, an increase of 93 percent.

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“Customer demand for our freight transportation services remained strong during the 2022 second quarter,” said Landstar President and CEO Jim Gattoni. “The number of loads hauled via truck in the 2022 second quarter increased 10 percent over the 2021 second quarter. Although slightly below the low end of our second quarter 2022 guidance issued in our 2022 first quarter earnings release on April 20, 2022, truck load volume growth continued to be impressive given tough year-over-year comparisons and an overall shift of consumer spending from goods to services. Similarly, revenue per truck load in the 2022 second quarter was 10 percent above the 2021 second quarter and remained very strong compared to historical levels. Revenue per load on loads hauled via truck also came in below our April 20 second quarter guidance, mostly due to a deceleration in the rate of year-over-year growth beginning in May. Truck revenue per load decreased approximately 4 percent sequentially from April to May, which was not anticipated in the 2022 second quarter guidance. It should also be noted that the year-over-year increase in revenue per truck load was partly impacted by a 6 percent decrease in the average length of haul in the 2022 second quarter compared to the 2021 second quarter.”

Gattoni continued, “Landstar’s business model continued to perform well during the 2022 second quarter. The Company achieved a 27 percent increase in DEPS on a 26 percent increase in revenue, in both cases as compared to the 2021 second quarter. DEPS was 5 percent below the low-end of the second quarter guidance we provided on April 20, 2022. In addition to the impact of the shortfalls versus expectations in truck loads and revenue per load discussed above, Landstar also experienced higher than expected insurance and claims cost of 4.9 percent of BCO revenue in the 2022 second quarter, driven mostly by two tragic vehicular accidents that occurred during the quarter.”

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Gattoni further commented, “There is a lot of unease regarding U.S. economic conditions as we head into the third quarter. On a macroeconomic level, the record low level of consumer confidence and high level of inflation being reported along with possible further action by the Federal Reserve to address inflation at the risk of causing further recessionary pressure all add significant uncertainty to the performance of the overall domestic freight environment. Additionally, comparisons to prior year results become more challenging for Landstar as we move through the back half of 2022, given the strength our business experienced during the back half of fiscal year 2021. Historically, in most years truck revenue per load in July has slightly exceeded that of June. Through the first several weeks of July, overall truck revenue per load has been fairly consistent with the truck revenue per load we experienced in fiscal May and June 2022. Given the current operating environment, I view Landstar’s relatively stable revenue per load since May as a positive. Given this backdrop and recent revenue trends, I expect truck revenue per load in the 2022 third quarter to be essentially equal to that of the 2021 third quarter and the number of loads hauled via truck to increase over the 2021 third quarter in a range of 3 percent to 5 percent. As such, I anticipate revenue for the 2022 third quarter to be in a range of $1.80 billion to $1.85 billion.”

Gattoni concluded, “Based on the range of revenue estimated for the 2022 third quarter, I would anticipate DEPS to be in a range of $2.75 to $2.85. This range of DEPS includes insurance and claims expense estimated at 4.2 percent of BCO revenue.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2022 Earnings Release Conference Call.”

About Landstar:

Landstar System, Inc., a Fortune 500 company, is a worldwide, technology-enabled, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

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Non-GAAP Financial Measures:

In this earnings release and accompanying financial disclosures, the Company provides the following information that may be deemed a non-GAAP financial measure: variable contribution and variable contribution margin. The Company believes variable contribution and variable contribution margin are useful measures of the variable costs that we incur at a shipment-by-shipment level attributable to our transportation network of third-party capacity providers and independent agents in order to provide services to our customers. The Company also believes that it is appropriate to present each of the financial measures that may be deemed a non-GAAP financial measure, as referred to above, for the following reasons: (1) disclosure of these matters will allow investors to better understand the underlying trends in the Company’s financial condition and results of operations; (2) this information will facilitate comparisons by investors of the Company’s results as compared to the results of peer companies; and (3) management considers this financial information in its decision making.

Forward Looking Statements Disclaimer:

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the Russian conflict with Ukraine on the operations of certain independent commission sales agents, including the Company’s largest such agent by revenue in the 2021 fiscal year; the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber

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and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; intellectual property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10-K for the 2021 fiscal year, described in Item 1A Risk Factors, Landstar’s Form 10-Q for the 2022 first fiscal quarter, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021
Revenue	$3,945,663	$2,858,252	$1,975,064	$1,570,718
Investment income	1,307	1,432	586	748
Costs and expenses:
Purchased transportation	3,096,018	2,226,526	1,545,688	1,228,241
Commissions to agents	311,634	221,702	161,856	121,693
Other operating costs, net of gains on asset sales/dispositions	21,522	16,545	10,381	8,903
Insurance and claims	64,820	45,629	34,052	24,124
Selling, general and administrative	111,680	99,522	58,967	54,114
Depreciation and amortization	28,045	24,244	14,288	12,143

Total costs and expenses	3,633,719	2,634,168	1,825,232	1,449,218

Operating income	313,251	225,516	150,418	122,248
Interest and debt expense	2,228	2,009	1,105	967

Income before income taxes	311,023	223,507	149,313	121,281
Income taxes	73,629	53,973	36,758	28,987

Net income	$237,394	$169,534	$112,555	$92,294

Diluted earnings per share	$6.39	$4.41	$3.05	$2.40

Average diluted shares outstanding	37,162,000	38,403,000	36,905,000	38,402,000

Dividends per common share	$0.50	$0.42	$0.25	$0.21

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 25,	December 25,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$78,220	$215,522
Short-term investments	41,549	35,778
Trade accounts receivable, less allowance of $9,940 and $7,074	1,216,518	1,154,314
Other receivables, including advances to independent contractors, less allowance of $9,856 and $8,125	114,794	101,124
Other current assets	54,190	16,162

Total current assets	1,505,271	1,522,900

Operating property, less accumulated depreciation and amortization of $369,344 and $344,099	314,191	317,386
Goodwill	40,977	40,768
Other assets	156,628	164,411

Total assets	$2,017,067	$2,045,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$113,603	$116,478
Accounts payable	670,534	604,130
Current maturities of long-term debt	36,827	36,561
Insurance claims	53,971	46,896
Dividends payable	—	75,387
Other current liabilities	102,956	130,531

Total current liabilities	977,891	1,009,983

Long-term debt, excluding current maturities	73,999	75,243
Insurance claims	53,303	49,509
Deferred income taxes and other non-current liabilities	55,004	48,720
Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,376,934 and 68,232,975	684	682
Additional paid-in capital	252,045	255,148
Retained earnings	2,535,997	2,317,184
Cost of 31,946,616 and 30,539,235 shares of common stock in treasury	(1,919,535)	(1,705,601)
Accumulated other comprehensive loss	(12,321)	(5,403)

Total shareholders’ equity	856,870	862,010

Total liabilities and shareholders’ equity	$2,017,067	$2,045,465

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$2,108,143	$1,583,911	$1,026,938	$854,509
Unsided/platform equipment	883,032	689,378	474,274	391,893
Less-than-truckload	70,651	54,732	36,931	29,062
Other truck transportation (1)	436,656	309,655	209,055	168,723

Total truck transportation	3,498,482	2,637,676	1,747,198	1,444,187
Rail intermodal	86,110	76,068	43,422	44,360
Ocean and air cargo carriers	310,904	107,840	158,847	60,240
Other (2)	50,167	36,668	25,597	21,931

	$3,945,663	$2,858,252	$1,975,064	$1,570,718

Revenue on loads hauled via BCO Independent Contractors (3) included in total truck transportation	$1,415,963	$1,209,056	$688,389	$648,942
Number of loads:
Truck transportation
Truckload:
Van equipment	763,750	678,253	387,482	357,041
Unsided/platform equipment	279,345	248,262	147,516	133,999
Less-than-truckload	96,828	85,095	48,985	44,403
Other truck transportation (1)	166,747	127,160	80,817	67,497

Total truck transportation	1,306,670	1,138,770	664,800	602,940
Rail intermodal	24,220	26,800	11,590	15,100
Ocean and air cargo carriers	22,890	19,460	11,330	10,230

	1,353,780	1,185,030	687,720	628,270

Loads hauled via BCO Independent Contractors (3) included in total truck transportation	527,830	510,150	265,590	264,200
Revenue per load:
Truck transportation
Truckload:
Van equipment	$2,760	$2,335	$2,650	$2,393
Unsided/platform equipment	3,161	2,777	3,215	2,925
Less-than-truckload	730	643	754	655
Other truck transportation (1)	2,619	2,435	2,587	2,500
Total truck transportation	2,677	2,316	2,628	2,395
Rail intermodal	3,555	2,838	3,747	2,938
Ocean and air cargo carriers	13,583	5,542	14,020	5,889
Revenue per load on loads hauled via BCO Independent Contractors (3)	$2,683	$2,370	$2,592	$2,456
Revenue by capacity type (as a % of total revenue):
Truck capacity providers:
BCO Independent Contractors (3)	36%	42%	35%	41%
Truck Brokerage Carriers	53%	50%	54%	51%
Rail intermodal	2%	3%	2%	3%
Ocean and air cargo carriers	8%	4%	8%	4%
Other	1%	1%	1%	1%

	June 25,	June 26,
	2022	2021
Truck Capacity Providers
BCO Independent Contractors (3)	11,023	10,778

Truck Brokerage Carriers:
Approved and active (4)	70,649	53,891
Other approved	29,454	24,098

	100,103	77,989

Total available truck capacity providers	111,126	88,767

Trucks provided by BCO Independent Contractors (3)	11,887	11,557

(1)

Includes power-only, expedited, straight truck, cargo van, and miscellaneous other truck transportation revenue generated by the transportation logistics segment. Power-only refers to shipments where the Company furnishes a power unit and an operator but not trailing equipment, which is typically provided by the shipper or consignee.

(2)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(3)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(4)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.

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Landstar System, Inc. and Subsidiary

Reconciliation of Gross Profit to Variable Contribution

(Dollars in thousands)

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021
Revenue	$3,945,663	$2,858,252	$1,975,064	$1,570,718
Costs of revenue:
Purchased transportation	3,096,018	2,226,526	1,545,688	1,228,241
Commissions to agents	311,634	221,702	161,856	121,693

Variable costs of revenue	3,407,652	2,448,228	1,707,544	1,349,934
Trailing equipment depreciation	18,363	17,747	9,280	8,840
Information technology costs (1)	9,039	6,084	4,993	3,146
Insurance-related costs (2)	66,441	47,673	34,786	25,051
Other operating costs	21,522	16,545	10,381	8,903

Other costs of revenue	115,365	88,049	59,440	45,940

Total costs of revenue	3,523,017	2,536,277	1,766,984	1,395,874

Gross profit	$422,646	$321,975	$208,080	$174,844

Gross profit margin	10.7%	11.3%	10.5%	11.1%
Plus: other costs of revenue	115,365	88,049	59,440	45,940

Variable contribution	$538,011	$410,024	$267,520	$220,784

Variable contribution margin	13.6%	14.3%	13.5%	14.1%

(1)

Includes costs of revenue incurred related to internally developed software including ASC 350-40 amortization, implementation costs, hosting costs and other support costs utilized to support the Company’s independent commission sales agents, third party capacity providers, and customers, included as a portion of depreciation and amortization and of selling, general and administrative in the Company’s Consolidated Statements of Income.

(2)

Primarily includes (i) insurance premiums paid for commercial auto liability, general liability, cargo and other lines of coverage related to the transportation of freight; (ii) the related cost of claims incurred under those programs; and (iii) brokerage commissions and other fees incurred relating to the administration of insurance programs available to BCO Independent Contractors that are reinsured by the Company, which are included in selling, general and administrative in the Company’s Consolidated Statements of Income.